                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Input/Output, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              INPUT/OUTPUT, INC.
                           11104 WEST AIRPORT BLVD.
                             STAFFORD, TEXAS 77477
                                (281) 933-3339

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 27, 1999

To the Stockholders of Input/Output, Inc.:

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Input/Output, Inc. (the "Company") will be held at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas 77477, on Monday, September 27, 1999 at 10:00 a.m., Central Daylight Time, for the following purposes, as described in the accompanying Proxy Statement:

         1. To elect two directors for a three-year term expiring in 2002 or until their successors are duly elected and qualified.

         2. To ratify the appointment of KPMG LLP as the Company's independent certified public accountants for the fiscal year ending May 31, 2000.

         3. To transact any other business which properly may be brought before the Annual Meeting or any adjournment thereof.

         Only stockholders of record of the Company at the close of business on August 13, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company's principal executive offices at 11104 West Airport Blvd., Stafford, Texas 77477 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the meeting.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                                       By Order of the Board of Directors,



Stafford, Texas                        ROBERT P. BRINDLEY
August 27, 1999                        Secretary

                              INPUT/OUTPUT, INC.
                           11104 WEST AIRPORT BLVD.
                             STAFFORD, TEXAS 77477
                                (281) 933-3339

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 27, 1999

                    SOLICITATION AND REVOCABILITY OF PROXIES

       The Board of Directors of Input/Output, Inc., a Delaware corporation (the "Company"), is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas 77477, on Monday, September 27, 1999 at 10:00 a.m., Central Daylight Time, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about August 27, 1999 in connection with this solicitation.

       This proxy solicitation is intended to afford stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders dated August 27, 1999. The proxy permits stockholders to withhold voting for any or all nominees for election to the Company's Board of Directors and to abstain from voting for any proposal if the stockholder so chooses.

       All holders of record of outstanding shares of the Company's capital stock at the close of business on August 13, 1999 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 50,667,631 shares of common stock, par value $0.01 per share (the "Common Stock") and 40,000 shares of Series B Preferred Stock, par value $0.01 per share (the "Preferred Stock").

       On each matter to be considered at the Annual Meeting, the Common Stock and Preferred Stock will vote together as a class. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 125 votes, on each matter presented at the Annual Meeting. The holders of the Company's capital stock having a majority of the voting power, represented in person or by proxy, shall constitute a quorum for purposes of transacting business at the Annual Meeting. A plurality of the votes of holders of the shares of Common Stock and Preferred Stock represented in person or by proxy at the Annual Meeting, provided a quorum is constituted, is required for the election of directors. All other actions (including the proposal to ratify the appointment of the Company's independent certified public accountants) require the approval of a majority of the votes cast, provided a quorum is present.

       With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on these proposals will have the effect of negative votes because these proposals require the approval of a majority of the votes cast. Under the rules of the New York Stock Exchange, Inc. (NYSE), brokers who hold shares in street name for customers have the authority to vote on certain "discretionary" items when they have not received instructions from their beneficial owners. NYSE rules provide that brokers who have not received voting instructions from their clients have discretion to grant a proxy and to vote on the election of directors and the proposal to ratify the appointment of the independent certified public accountants. Under Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the auditors.

       Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy and delivery of the subsequent proxy to the Secretary of the Company, or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not by itself revoke a proxy). Where a stockholder's executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specification is made, the shares will be voted (i) FOR the nominees for director identified below, and (ii) FOR the ratification of the appointment of KPMG LLP as the Company's independent certified public accountants for the fiscal year ending May 31, 2000.

                             ELECTION OF DIRECTORS

       The Company's Certificate of Incorporation divides the Board into three classes. The term of office of one class of directors expires at this Annual Meeting of Stockholders. A second class of directors will serve until the 2000 Annual Meeting of Stockholders, and the third class of directors will serve until the 2001 Annual Meeting of Stockholders.

         Axel M. Sigmar, who is currently a director of the Company having a term expiring at the 1999 Annual Meeting, is a nominee for director and will stand for election at this year's Annual Meeting for a three-year term of office expiring at the 2002 Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Sam K. Smith, who is currently a director of the Company having a term expiring at the 2001 Annual Meeting, is a nominee for director and will stand for election at this year's Annual Meeting for a three-year term of office expiring at the 2002 Annual Meeting or until his successor is duly elected and qualified or until his earlier death, resignation or removal. If Mr. Smith is elected by the Company's stockholders at the Annual Meeting, he will, at the time of his election, resign his position in the class of directors having a term expiring at the 2001 Annual Meeting. For additional information regarding Mr. Sigmar and Mr. Smith see "Management - Directors and Executive Officers of the Company." The persons named in the proxy will vote FOR these nominees, except where authority has been withheld as to a particular nominee.

       The nominees for a director receiving a plurality of the votes represented by the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected as directors. The nominees have consented to being named in this Proxy Statement and to serve their terms if elected. If the nominees should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons appointed as proxies for any substitute designated by the Board.

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THESE NOMINEES FOR ELECTION TO THE BOARD.

       David C. Baldwin joined the Company's Board of Directors in June 1999 as the designee of the holders of the Preferred Stock. Pursuant to the Certificate of Designation for the Preferred Stock, the holders of the Preferred Stock, voting as a single class, are entitled to elect one director to the Company's Board of Directors. Mr. Baldwin is therefore not one of the nominees for director at the Annual Meeting; however, it is contemplated that the holders of the Preferred Stock will appoint their director at each Annual Meeting and that Mr. Baldwin will be designated as the Preferred Stock director at the Annual Meeting.

                       PROPOSAL TO RATIFY APPOINTMENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       The Board has selected KPMG LLP as independent certified public accountants to examine the consolidated financial statements of the Company for its fiscal year ending May 31, 2000. Stockholders are being asked to ratify this appointment. The Company has been informed that neither KPMG LLP nor any of its partners have any direct financial interest or any material indirect financial interest in the Company nor have had any connection during the past three years with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

       Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

       The affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present, is required for approval of this proposal.

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 2000.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

       The following table sets forth the names, ages and titles of the directors and executive officers of the Company.

       Name                    Age                     Title
       ----                    ---                     -----
James M. Lapeyre, Jr.           46        Director and Chairman of the Board
Sam K. Smith                    67        Director and Chief Executive Officer
Axel M. Sigmar                  38        Director, President and Chief Operating Officer
David C. Baldwin                36        Director, Vice President and Chief Financial Officer
Robert P. Brindley              49        Director, Executive Vice President - Business
                                          Development, and Secretary
Thomas C. Connolly              50        Vice President - Manufacturing
Roy Kelm                        59        Vice President - Marine Division
Rex K. Reavis                   56        Vice President - Land Division
Bruce A. Reichert               42        Vice President - Engineering
Ernest E. Cook                  73        Director
Theodore H. Elliott, Jr.        63        Director
G. Thomas Graves III            50        Director
William F. Wallace              60        Director

       Set forth below are descriptions of the backgrounds of the executive officers and directors of the Company and their principal occupations for the past five years.

       EXECUTIVE OFFICERS

         James M. Lapeyre, Jr. was appointed to the Board in December 1998, following the Company's acquisition of DigiCourse, Inc. He was elected Chairman of the Board in May 1999. The DigiCourse, Inc. acquisition agreement dated September 30, 1998 had provided that Mr. Lapeyre would be elected as a director of the Company following the acquisition. Mr. Lapeyre has held various positions at the Laitram Corporation since 1979, and has served as its President since 1989. The Laitram Corporation is a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts, and was the previous owner of DigiCourse, Inc. Mr. Lapeyre's term as a director of the Company expires at the 2000 Annual Meeting of Stockholders.

       Sam K. Smith was elected Chief Executive Officer in May 1999 and was appointed to the Company's Board of Directors in June 1999. Mr. Smith is a former chairman of Landmark Graphics Corporation, a Houston-based provider of workstation technical software for the petroleum industry, serving from 1989 to 1996. Prior to that time, he was a special limited partner at Sevin-Rosen Management, a Texas-based venture capital firm, from 1983 to 1993, and spent 26 years prior to that time at Texas Instruments, Inc. managing the development of that company's advanced scientific computer. In addition, he managed the digital systems group of Texas Instruments, Inc. for six years, including the division responsible for seismic exploration equipment. Mr. Smith is also a director of Blue Wave Systems Inc., a NASDAQ company. Mr. Smith, whose current term as director of the Company expires at the 2001 Annual Meeting of Stockholders, is a nominee for election at the Annual Meeting. Effective September 1, 1999, Mr. Smith will also assume the title of President of the Company.

       Axel M. Sigmar was elected President and Chief Operating Officer and was appointed to the Company's Board of Directors in August 1998. Mr. Sigmar had served as Executive Vice President and Chief Technical Officer of the Company beginning in December 1997. Prior to that, he had served from June 1997 to December 1997 as Vice President - Advanced System Group of the Company and from 1992 until June 1997, as Vice President - Corporate Development. Mr. Sigmar has been responsible for mergers and acquisitions and the development of advanced technologies, including silicon micro-machining, integrated circuits, next generation data telemetry and the software platform being commercialized as the System 2000(TM). Mr. Sigmar, whose present term as a director of the Company expires at the 1999 Annual Meeting of Stockholders, is a nominee for re-election at the Annual Meeting. See "Election of Directors." Effective September 1, 1999, Mr. Sigmar will assume the title of Executive Vice President and Chief Technical Officer of the Company and President of I/O Technologies, Inc., a new subsidiary being formed by the Company.

       David C. Baldwin was elected Vice President and Chief Financial Officer and was appointed to the Company's Board of Directors in June 1999. Mr. Baldwin is a managing director of SCF Partners, a Houston-based investment firm. He currently serves on the boards of directors of several private companies and Bonus Resources, a Toronto Stock Exchange listed company. Mr. Baldwin serves on the Board as the designee of SCF - IV, L.P., the owner of the Company's Series B Preferred Stock, pursuant to the terms of Certificate of Designation of the Preferred Stock. Mr. Baldwin's term as a director ends at the Annual Meeting; however, it is contemplated that the holders of the Preferred Stock will designate Mr. Baldwin to serve until the 2000 Annual Meeting.

       Robert P. Brindley has been a director of the Company since July 1994. Mr. Brindley has served as Executive Vice President since June 1997. He previously served as Senior Vice President of the Company from 1991 to June 1997, Chief Financial Officer from 1987 to 1998, Vice President - Finance from 1987 to 1991, and Vice President and Controller from 1982 to 1987 and Controller from 1975 to 1982. He also served as Secretary of the Company from 1987 to July 1998, and was re-appointed Secretary in May 1999. Effective September 1, 1999, Mr. Brindley will no longer continue as an officer and employee of the

Company, but it is anticipated that he will maintain a consulting and advisory role with the Company. Mr. Brindley's term as a director of the Company expires at the 2000 Annual Meeting of Stockholders.

       Thomas C. Connolly was elected Vice President - Manufacturing in March 1998. Prior to joining the Company, Mr. Connolly served as a plant manager for Haliburton Energy Services in Dallas from January 1984 to April 1994, center manager of Haliburton Energy Services from May 1994 to March 1996, Vice President Manufacturing/Engineering from March 1996 to October 1996 and as President of CRC Evans, a division of Weatherford Inc., from October 1996 to July 1997.

       Roy Kelm was elected Vice President - Marine Division in December 1998. Prior to joining the Company, Mr. Kelm served as President of DigiCourse, Inc. from 1986 to 1998, and held various management positions at Geophysical Services, Inc., a wholly owned subsidiary of Texas Instruments, Inc. from 1958 to 1986. In August 1999, Mr. Kelm announced his intention to retire effective December 31, 1999, but has agreed to serve as an advisor to the Company following his resignation.

       Rex K. Reavis was elected Vice President - Land Division in December 1998. Prior to that Mr. Reavis served in various management positions at Schlumberger from 1991 to 1998, Chief Operating Officer of Terra Marine Engineering from 1985 to 1991, and Chief Executive Officer of M&I Industries from 1979 to 1985.

       Bruce A. Reichert, Ph.D. was elected Vice President-Engineering in December, 1998. Prior to that Dr. Reichert served as Engineering Program Manager for Exploration Products with the Company from January 1998 to December 1998, associate professor with tenure at Kansas State University from 1994 to 1998, and Research Engineer at NASA's Lewis Research Center from 1989-1994.

DIRECTORS

       Ernest E. Cook, a director of the Company since February 1987, is an independent oil and gas consultant. Mr. Cook's term as a director of the Company expires at the 2001 Annual Meeting of Stockholders.

       Theodore H. Elliott, Jr., a director of the Company since February 1987, has been Chairman of Prime Capital Management Co. Inc., a Stamford, Connecticut venture capital company, during the past five years.
Mr. Elliott's term as a director of the Company expires at the 2000 Annual Meeting of Stockholders.

       G. Thomas Graves III, a director of the Company since February 1987, currently serves as President and Director of Toreador Royalty Co., a Dallas-based oil and gas production company. He is also President and Director of Wilco Properties, Inc., a privately held oil and gas exploration company. Mr. Graves served as Senior Vice President of Triton Energy Corporation from 1987 to 1993 and also served as Chairman and Chief Executive of Triton Europe Plc, a London Stock Exchange listed company engaged in the oil and gas exploration industry, from October 1991 to September 1993.
Mr. Graves' term as a director will expire at the 1999 Annual Meeting.

       William F. Wallace was elected to the Board in August 1998. Since 1996, Mr. Wallace has served as a consultant to The Beacon Group, a New York
- based venture capital fund. From October 1994 to July 1995, Mr. Wallace served as a director, President and Chief Operating Officer of Plains Petroleum Company, a NYSE-listed oil and gas production and exploration company based in Denver. Following Plains' merger with Barrett Resources, a NYSE-listed oil and gas production and exploration company, Mr. Wallace served as a director and Vice Chairman of the Board of Barrett from July 1995 to March 1996. Prior to joining Plains, Mr. Wallace served from 1989 to 1994 as a regional vice president of Texaco Exploration and Production, Inc.
Mr. Wallace currently serves on the boards of directors of KMOC Oil Corp.
and Westport Oil and Gas Company, Inc., both of which are privately owned. Mr. Wallace's term as a director of the Company expires at the 2001 Annual Meeting of Stockholders.

       No director is related to any other director or executive officer of the Company or its subsidiaries, and except as described above, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

       Corporate officers are appointed by the Board and serve at the discretion of the Board.

MEETINGS OF DIRECTORS AND COMMITTEES

       The Board held 16 meetings during fiscal 1999. Each director attended at least 75% of the total meetings of the Board and any committee on which such director served.

       The Company has the following standing Committees:

       THE AUDIT COMMITTEE, which currently consists of Messrs. Elliott (Chairman), Graves and Wallace, met four times during fiscal 1999. Its principal functions are to confirm the existence of effective accounting and internal control systems and to oversee the Company's external and internal audit functions.

       THE COMPENSATION COMMITTEE, which currently consists of Messrs. Graves (Chairman), Cook and Wallace, held seven meetings during fiscal 1999. Its principal functions are to study, advise and consult with the Company's management regarding the compensation of officers and directors and other key employees of the Company and to administrate the Company's executive compensation plans.

       THE NOMINATING COMMITTEE, which currently consists of Messrs. Cook (Chairman), Baldwin and Lapeyre, met two times during fiscal 1999. Its principal functions are to identify suitable candidates to fill vacancies on the Board which may occur from time to time. The Nominating Committee will consider nominees recommended by holders of Common Stock. Nominations should be sent to the Nominating Committee in care of the Company at the address set forth on the first page of this Proxy Statement, on or before April 27, 2000.

                     REMUNERATION OF DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

       The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended May 31, 1999, 1998 and 1997 paid or accrued by the Company to or on behalf of those persons who were during the fiscal year ended May 31, 1999, (i) the Company's Chief Executive Officers and (ii) the other four most highly compensated executive officers of the Company (the Company's Chief Executive Officers and the other four most highly compensated officers for the fiscal year ended May 31, 1999 are collectively referred to as the "Named Executive Officers").

                                                 SUMMARY COMPENSATION TABLE
                                                                                                                ALL OTHER
                                                                                                              COMPENSATION
                                            ANNUAL COMPENSATION                    LONG-TERM COMPENSATION       (3) (4)
                                    -------------------------------------        --------------------------    ----------
                                                                                 SECURITIES     RESTRICTED
                                      FISCAL                                     UNDERLYING    STOCK AWARDS
                                       YEAR       SALARY          BONUS           OPTIONS        ($) (2)
                                    ----------   --------        --------         -------       ---------
  Sam K. Smith(1)                     1999       $      0        $      0               0       $        0     $        0
  Chief Executive Officer

  W. J. ("Zeke") Zeringue(1)          1999       $429,354        $400,000         600,000(5)             0     $1,243,184(8)
  Chairman of the Board and Chief
  Executive Officer                   1998        175,000               0         600,000(5)     1,573,000              0

  Axel M. Sigmar                      1999       $291,667        $      0         400,000                0     $   33,013
  President and
  Chief Operating Officer             1998        207,000         195,300         280,000                0         49,246

                                      1997        160,000               0          60,000                0         37,976

  Robert P. Brindley                  1999       $250,000        $      0               0                0     $   32,396
  Executive Vice President -
  Business                            1998        250,000         236,250         120,000                0         52,015
  Development and Secretary
                                      1997        225,000               0          80,000                0         40,262

  Roy Kelm                            1999       $108,825(6)     $777,918(6)       50,000                0     $        0
  Vice President - Marine Division

  Rex K. Reavis                       1999       $183,329(7)     $ 45,000          80,000                0     $        0
  Vice President - Land Division

-----------------

(1) W.J. "Zeke" Zeringue was elected Chairman of the Board and Chief Executive Officer effective as of January 1, 1998 and resigned as director and from all other positions with the Company effective as of May 28, 1999. Upon his resignation, Mr. Zeringue entered into a separation agreement and consulting agreement with the Company. During fiscal 1999, no compensation was paid to or accrued on behalf of Sam K. Smith, the Company's Chief Executive Officer who succeeded Mr. Zeringue on May 28, 1999. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation."

(2) The Company is required to use the closing price of its Common Stock on the date of grant of the restricted stock award for valuation purposes with respect to this column. The restricted period with respect to each of the Company's restricted stock awards is two years for 50% of the shares awarded, three years for an additional 25% of the shares awarded and four years for the remaining 25% of the shares awarded. Dividend and voting rights of restricted stock are the same as those for all other shares of the Company's outstanding Common Stock. Based on the last reported sales price on December 10, 1997 (the date of grant for Mr. Zeringue) of Common Stock on the New York Stock Exchange of $29 11/16 per share, Mr. Zeringue's aggregate restricted stock holdings were 53,000 shares, having a value of $1,573,000 as of that date. The terms of Mr. Zeringue's separation agreement provided that the restrictions on Mr. Zeringue's shares of restricted stock would automatically lapse upon the termination of his employment with the Company.

(3) During fiscal 1999, the Company contributed to its Section 401(k) Plan as follows: Mr. Zeringue: $3,184; Mr. Sigmar: $2,112; Mr. Brindley: $1,923.

(4) During fiscal 1999, the Company paid whole life insurance premiums as contributions with respect to the Company's Supplemental Executive Retirement Plan (SERP) as follows: Mr. Sigmar: $30,901; and Mr. Brindley:
     $30,473.

(5) Pursuant to the terms of Mr. Zeringue's separation agreement and the terms of the Company's Amended and Restated 1990 Stock Option Plan, Mr. Zeringue's stock options were terminated and canceled upon the termination of his employment with the Company.

(6) Mr. Kelm joined the Company on October 1, 1999. In connection with the Company's acquisition of Mr. Kelm's prior employer, DigiCourse, Inc., the Company agreed to continue DigiCourse's bonus plan only through fiscal 1999 and pay Mr. Kelm's bonus.

(7)   Mr. Reavis joined the Company in July 1998.

(8) Includes $1,240,000 paid pursuant to Mr. Zeringue's separation agreement with the Company.

       During fiscal 1999, the named individuals and certain officers included in the group received benefits in the form of certain perquisites. However, none of the individuals identified in the foregoing table received perquisites, which exceeded in value the lesser of $50,000 or 10% of such officer's salary and bonus.

STOCK OPTIONS

     The options shown below were awarded during fiscal 1999 under the Company's Amended and Restated 1990 Stock Option Plan (the "1990 Plan"):

                                       OPTION GRANTS IN LAST FISCAL YEAR

                                               Individual Grants
--------------------------------------------------------------------------------------------------------------
                                Number         Percent of
                            of securities     total options
                              underlying       granted to                                         Hypothetical
                               options        employees in       Exercise or        Expiration     Grant Date
         Name                  granted         fiscal year      base price (1)         date         Value (2)
-------------------------      -------         -----------      --------------       --------      ----------
                                 (#)                (%)            ($/Sh)
Sam K. Smith                      0                  0            $   0                 --         $     0

W. J. "Zeke" Zeringue (3)      100,000             4.25            21.3125           06/01/08       1,033,600
                               500,000            21.23            10.0000           03/14/09       2,398,750

Axel M. Sigmar                 400,000            16.99            10.0000           03/14/09       1,919,000

Robert P. Brindley                0                  0                0                 --               0

Roy Kelm                        50,000             2.12             6.3750           02/01/09         152,000

Rex K. Reavis                   50,000             2.12             6.3750           02/01/09         152,000
                                30,000                             19.3800           07/06/08         296,100

-----------------

(1) These options will vest in four equal annual increments beginning on the first anniversary date of the date of the grant. The 1990 Plan provides that in the event of a "change of control" of the Company (as defined in the 1990 Plan), all stock options will become fully vested (unless the successor to the Company assumes or replaces on substantially equivalent terms the options outstanding).

(2) The options are valued pursuant to the Black-Scholes valuation model, based upon the following assumptions: (a) expected stock price volatility calculated using monthly changes in stock price since May 1995 resulting in a stock price volatility of 51%; (b) a risk-free rate of return calculated using the interest rates of five-year U.S. Treasury notes as of the date of the grant and (c) a time of exercise assumption of five years (although the actual option term generally is ten years, that period was reduced for valuation purposes to reflect the non-transferability, vesting schedule and risk of forfeiture of the options).

(3) Pursuant to the terms of Mr. Zeringue's separation agreement and the terms of the Company's Amended and Restated 1990 Stock Option Plan, Mr. Zeringue's stock options were terminated and canceled upon the termination of his employment with the Company.


       The following table shows the number of shares covered by all exercisable and non-exercisable stock options held by the Named Executive Officers as of May 31, 1999. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any option and the year-end market price of the Common Stock.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                Shares                       Number of Unexercised          Value of Unexercised
                              Acquired on      Value         Options at Fiscal Year       In-the-Money Options at
           Name                Exercise       Realized             End (#)                  Fiscal Year End ($)
  ------------------------     --------       --------     -------------------------     -------------------------
                                                           Exercisable/Unexercisable     Exercisable/Unexercisable
                                                           -------------------------     -------------------------
  Sam K. Smith                     0            $ 0                  0/0                          $0/$0
  W. J. "Zeke" Zeringue (1)        0              0                  0/0                          $0/$0
  Axel M. Sigmar                   0              0            166,100/642,600                  $68,906/$0
  Robert P. Brindley               0              0            165,733/136,767                 $102,440/$0
  Roy Kelm                         0              0               0/50,000                     $0/$106,250
  Rex K. Reavis                    0              0             7,500/72,500                   $0/$106,250

-----------------

(1) Pursuant to the terms of Mr. Zeringue's separation agreement and the terms of the Company's Amended and Restated 1990 Stock Option Plan, Mr. Zeringue's stock options were terminated and canceled upon the termination of his employment with the Company.


       On May 31, 1999, the last reported sales price of the Common Stock on the New York Stock Exchange composite tape was $8.50 per share. No Named Executive Officers exercised Company stock options during fiscal 1999.

EMPLOYMENT AND CONSULTING AGREEMENTS

       Mr. Zeringue's employment agreement terminated upon Mr. Zeringue's resignation from the Company in May 1999. The Company and Mr. Zeringue have entered into a separation agreement and consulting agreement under which the Company agreed to pay Mr. Zeringue an aggregate of $1,240,000, less applicable withholding and other deductions required by law. In addition, the Company agreed to provide to Mr. Zeringue and his dependents medical, health and hospitalization insurance on the same basis as provided to him prior to his resignation, for a period of up to two years following his date of resignation.

       In June 1999, the Board approved the consulting compensation arrangements between the Company and Mr. Smith in his capacity as Chief Executive Officer. Effective June 1, 1999, Mr. Smith will be entitled to receive compensation valued at $20,000 per month. One-third of this amount will be paid in cash, and two-thirds will be paid by the Company's issuance to Mr. Smith of Common Stock of the Company, valued monthly at the last reported sales price per share on the NYSE composite transactions on the last trading day of each month. Additionally, the Compensation Committee granted to Mr. Smith nonqualified stock options to purchase 30,000 shares of Common Stock under the terms of the Company's Amended and Restated 1990 Stock Option Plan. The exercise price for this grant is $10.00 per share, the term of the stock option is for four years and the option will vest in equal annual one-quarter increments; vesting will accelerate in the event that Mr. Smith is removed from the Board of Directors. On June 28, 1999, the date of grant, the closing sales price for the Company's Common Stock as reported on the NYSE composite transactions was $7.3125 per share.

       The Company's employment agreement with Mr. Brindley provides that if Mr. Brindley's employment is terminated for any reason other than (a) his death, disability or retirement, (b) for cause or (c) his voluntary resignation (except for his resignation for "good reason"), he would be entitled to receive from the Company a lump sum severance payment equal to the sum of the following amounts: (i) his full base salary through his date of termination at the rate then in effect, (ii) an amount equal to two times the average of his annual base salary plus bonus for the preceding three fiscal years, (iii) certain relocation and indemnity payments, and (iv) in the event he is subject to the excise tax imposed by Section 4999 of the

Internal Revenue Code of 1986 (the "Code") as a result of a change in control, an amount equal to the product of (a) 25% multiplied by (b) the amount of any "excess parachute payment" received by him as described in the provisions of Section 280G(b) of the Code. In the event that he is deemed to receive a "parachute payment" as the result of a change in control, that payment would be deemed to be an "excess parachute payment" if it equaled or exceeded 300% of his "base amount," generally the average annual compensation received by him over the most recent five tax years. The "excess parachute payment" is computed as that portion of the "parachute payment" which exceeds the "base amount." In addition, unless he is terminated for cause, the Company must maintain in full force and effect for his continued benefit for a two-year period after the date of termination all benefit plans and programs or arrangements in which he was entitled to participate immediately prior to the date of termination.

       Effective August 17, 1999, the Company and Mr. Sigmar entered into an Employment Agreement. The Employment Agreement provides that Mr. Sigmar will serve as Executive Vice President and Chief Technical Officer of the Company and provides for an annual base salary of $300,000 and for Mr. Sigmar to be eligible to participate in the Company's management incentive plans. The Company agreed to use its reasonable best efforts to cause Mr. Sigmar to be elected or reelected to the Board during the six year period following the effective date of the Agreement. Also, the Agreement provides upon its effective date for the full vesting for Mr. Sigmar as a participant in the Company's Supplemental Executive Retirement Plan (SERP), the grant of a non-qualified stock option for 100,000 shares of Common Stock under the Company's Amended and Restated 1990 Stock Option Plan and accelerated vesting and extension of post-employment exercise periods for certain other stock options. In addition, the Company agreed to repurchase 100,000 shares of Common Stock owned by Mr. Sigmar at a purchase price of $8.02 per share on the Agreement's effective date. The Agreement provides for severance payments to Mr. Sigmar by the Company upon his termination of employment in an amount of up to two years' annual base salary plus 24 months' aggregate cash bonuses, a lump sum amount equal to the present value of his SERP vested deferred benefit accrued through termination, continuation of participation in Company group health plans, plus vesting and extension of post-employment exercise periods of certain previous stock option grants. The Agreement also provides for the Company's obligation to pay certain cash tax "gross-up" amounts to Mr. Sigmar in the event that he becomes subject to the excise tax imposed by Section 4999 of the Code as the result of a change of control under Section 280G of the Code.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

       During fiscal 1999, the Company entered into severance and change of control agreements with Messrs. Connolly, Kelm, Reavis and Reichert. Under the terms of the severance and change of control agreements, in the event of a termination of employment of a covered executive officer during the 18-month period following a "change of control" of the Company (as defined in the agreements) other than a voluntary resignation or retirement by the officer (except as stated below) or a termination of employment for "cause" (as defined in the agreements) or by reason of death or disability, the officer will be entitled to receive certain severance payments and other benefits. A voluntary resignation by the officer following a "change of duties" (as defined in the agreements) of the officer will also entitle the officer to the severance benefits and other benefits.

       The severance payment amount, payable in one lump sum on or before the 30th day following termination, shall be equal to two times the sum of (a) the greater of such officer's annual base salary on the effective date of the change of control or the date of the termination of employment plus (b) the amount of the applicable "Target Bonus" for the officer as determined under the management bonus or incentive program then in effect. In addition, the officer under those circumstances will be entitled to receive continued medical, dental, vision and group life coverage under the Company's applicable plans (to the extent permitted by law or by the plan carriers) for a period of one year or until the officer becomes eligible to obtain comparable coverage from a subsequent employer. Furthermore, to the extent the officer's stock options and restricted stock have not fully vested, such options and restricted stock shall thereupon accelerate and immediately become fully vested. In the event that any payment under any agreement would constitute an "excess parachute payment" under Section 280G of the Code (see " - Employment and

Consulting Agreements" above), the severance amounts and other benefits would be reduced to an amount so that the present value of all amounts so receivable would be less than the threshold amount of any excess parachute payment.

       The term of each agreement is for three years, but each agreement will automatically renew for additional three-year terms absent prior written notice from the officer or the Company. Each agreement also effectively amends the terms of any stock option agreement or restricted stock award between the Company and the officer to provide that in the event of a change of control of the Company and the full assumption by the successor to the Company of the Company's options or restricted stock or their replacement with equivalent options or restricted stock awards, the Company's options and restricted stock held by that officer will not be accelerated and become 100% vested upon the change of control event.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

       The Input/Output, Inc. Supplemental Executive Retirement Plan (the "SERP") was established in 1992. The SERP is designed to defer taxation of participants until their receipt of benefits. The Board, in its sole discretion, is authorized to determine eligibility for participation in the SERP. A Board-appointed committee administers the SERP. The SERP provides to each participant, upon such participant's retirement from the Company at age 65, an annual deferred benefit equal to 60% of the participant's average annual compensation for those three consecutive calendar years during his employment that results in the highest annual compensation, reduced by certain social security benefits and certain actuarial equivalents of annual matching contributions made by the Company and credited to the participant under the Company's Section 401(k) Plan. A participant who has not attained age 65 but has completed ten years of service with the Company shall receive the actuarial equivalent of his benefit at the date the employee attains age 65 or terminates employment with the Company, whichever is later. If a participant terminates employment prior to age 65, the Board may, however, approve of the commencement of such payments upon the participant's attainment of age 55 or termination of employment, which ever is later (as defined in the SERP). In addition, the SERP provides that the Company shall pay a participant an amount equal to any excise tax pursuant to Section 280G of the Code and any income or other tax liability arising in connection therewith, in the event that payment of a deferred benefit results in liability for such tax. See "- Employment and Consulting Agreements" above for a description of the SERP's provisions applicable to Mr. Sigmar.

       "Change of control" for purposes of the SERP is defined to include the following: (i) mergers or consolidations in which the Company is not the surviving corporation (unless the proportionate ownership of the Company's stockholders in the surviving corporation is unchanged), (ii) any sale or other disposition of all or substantially all of the Company's assets, (iii) the approval by the Company's stockholders of any plan of liquidation or dissolution, (iv) the acquisition by a third party of beneficial ownership of 40% of the Company's outstanding voting securities and (v) during any two-year period, persons who constituted at least a majority of the entire Board of Directors at the beginning of such period cease for any reason (other than death) to constitute a majority of the directors, unless the new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors reviews, evaluates and establishes the salary levels of corporate officers and administers the Company's stock option, restricted stock and management incentive plans. The current members of the Committee are G. Thomas Graves III, Chairman, Ernest E. Cook and William F.Wallace. The following report presents the Committee's summary of the Company's compensation programs and policies and describes the bases for compensation of the Company's executive officers and its chief executive officer.

COMPENSATION POLICY

       The principal goals of the Company's executive compensation policy are to provide competitive compensation opportunities to attract and retain highly qualified and productive executive employees; to motivate executives to meet and exceed corporate financial goals; and to create meaningful links between corporate performance, individual performance and rewards. It is the Company's policy that a significant portion of the compensation paid to the executive officers should be based on the Company's results of operations and the growth in value of its equity. This policy aligns the interests of the Company's management and stockholders by placing increased emphasis on performance-based pay and reduced emphasis on fixed pay in overall total compensation. To achieve its goals, the Company's executive compensation policies have been designed to provide competitive levels of compensation that integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. Also, since 1990, the Company has adopted and maintained stock option plans and restricted stock plans under which the benefits realized by executives are directly related to stock price performance.

       In its assessment of compensation levels, the Committee takes into consideration performance relative to the individual responsibilities of the executive officers, and considerations of internal equity, as well as the financial performance of the Company relative to its goals and relative to the financial performance of other companies. The Committee also considers the competitiveness of the entire executive compensation package and each of its individual components. The Committee reviews the performance of the Company and each officer individually to determine salary and bonus adjustments and to determine stock option awards.

       Company executive compensation has principally consisted of three key elements: A long-term incentive component (stock options - and in less frequent instances, restricted stock awards); a short-term incentive component (cash bonus for attainment of financial and performance goals established by the Board); and base salary.

       STOCK OPTIONS AND RESTRICTED STOCK. The Committee believes that long-term incentives should be provided to management to increase stockholder value, as measured by stock price. The Committee believes that stock incentives are appropriate, not only for senior management, but also for other employees of the Company and its subsidiaries. All options provide for the purchase of shares at an exercise price equal to not less than the fair market value on the date of grant. Restricted stock awards have also been made, but on much more limited occasions, principally to attract and retain qualified senior executive candidates. See "Summary Compensation Table" and "Stock Options" above for information concerning these grants and awards.

       SHORT-TERM INCENTIVE PLAN. The Committee believes that key employees should have a significant portion of their total compensation based on the Company's relative financial performance compared to the Company's financial objectives. The 1999 Management Incentive Program granted the Committee wide discretion and flexibility to determine the particular financial determinants for corporate performance goals, but also permitted the Committee to weigh individual performance attributes in determining a participant's annual cash bonus. For 1999, the key determinants established by the Committee for corporate performance goals were free cash flow and return on operating assets. No bonuses were paid to any of the Named Executive Officers under the 1999 Management Incentive Program with respect to fiscal 1999. The Company did pay Mr. Zeringue a bonus of $400,000 in December 1998 under the terms of his employment agreement with the Company, and the Company paid Mr. Kelm's bonus of $777,918 under the terms of the DigiCourse bonus program, assumed by the Company in connection with the DigiCourse acquisition. The DigiCourse plan has been discontinued and its participants will be eligible to participate in the 1999 Management Incentive Program. Mr. Reavis earned a bonus of $45,000 as a result of the terms of his offer of employment based on the discretion of management.

       BASE SALARY. The Committee approves the annual salaries for all officers of the Company. The Committee reviews recommendations made by the Chief Executive Officer with regard to salary adjustments for officers other than himself, and then either approves or changes these recommended salary adjustments. The Committee independently reviews performance of the Chief Executive Officer and determines an appropriate salary based on the criteria set forth above, as well as input from outside consultants and other sources.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       Mr. Zeringue's compensation for fiscal 1999 was largely determined by the terms of his January 1998 employment agreement with the Company. Under his employment agreement, Mr. Zeringue was to receive an annual base salary of $420,000, and was entitled to a $400,000 guaranteed bonus that was paid in December 1998. In addition, during fiscal 1999, the Company granted to Mr. Zeringue two non-qualified stock options: an option for 100,000 shares granted on June 1, 1998 vesting in four equal annual installments and an option for 500,000 shares granted on March 14, 1999 vesting in four equal annual installments. Pursuant to the terms of Mr. Zeringue's separation agreement and the terms of the Company's Amended and Restated 1990 Stock Option Plan, Mr. Zeringue's stock options were terminated and canceled upon the termination of his employment with the Company. Under his separation arrangements, the restrictions on his January 1998 restricted stock grant of 53,000 shares lapsed upon his resignation.

       The terms of Mr. Smith's compensation as Chief Executive Officer were determined through arms'-length negotiations between Mr. Smith and the Committee and Mr. Lapeyre as Chairman of the Board, giving effect to Mr. Smith's prior employment experience and his expected contributions to the Company. See " - Employment and Consulting Agreements."

SUMMARY

       The Committee believes that the Company's executive compensation policies and programs serve the interests of the stockholders and the Company effectively. The various compensation programs are believed appropriately balanced to provide motivation for executives to contribute to the Company's overall success and enhance the value of the Company for the stockholders' benefit. When performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. When performance goals are not met, the executives' overall cash compensation is negatively impacted. The Committee will continue to monitor the effectiveness of the Company's total compensation program and continue to make proposals where applicable, to meet the current and future needs of the Company.

       This report has been provided by the Compensation Committee.

                         G. Thomas Graves III, Chairman
                                 Ernest E. Cook
                              William F. Wallace

       The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

       The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock (as measured by dividing: (i) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) the Standard and Poor's 500 Index and (2) the Standard and Poor's Electronics
Index:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                   Dollars(1)

                     1994    1995    1996    1997    1998     1999
                     ----   -----   -----   -----   -----   ------
INPUT/OUTPUT          100   132     313.6   137.9   170.9    66.02
S&P 500               100   120.2   154.4   199.8   261.1   316
S&P ELECTRONICS       100   167.6   212.8   289.3   302.9   389.5

(1) The graph assumes that $100.00 was invested on June 1, 1994 in the Company's common stock, the Standard & Poor's 500 Index, and the Standard & Poor's Electronics Index assumes that all dividends were re-invested.

COMPENSATION OF DIRECTORS

       Effective June 1, 1999, the Company's Board of Directors amended its compensation arrangements. Each director who is not an employee of the Company will receive $1,500 for each meeting attended ($500 for telephonic meetings) and $1,000 for each committee meeting attended (compared to $1,500 per meeting in fiscal 1999). In addition, each non-employee director will receive an annual stipend of $15,000 (compared to $25,000 in fiscal 1999), and each Committee Chairman will receive an annual stipend of $3,000 (compared to $10,000 in fiscal 1999). Messrs. Lapeyre and Baldwin have declined any directors fees for fiscal 2000.

       DIRECTORS RETIREMENT PLAN. In 1992, the Company adopted its Directors Retirement Plan. Under the Directors Retirement Plan, participation was limited to directors who served as outside directors for an aggregate of not less than five years or whose service on the Board as an outside director terminated due to death or disability or a change in control of the Company. Payment of benefits under the Directors Retirement Plan commences at the beginning of the Company's fiscal quarter next following the later of the dates on which a director (i) attains age sixty-five and (ii) retires from the Board.

       In 1996, the Board determined to discontinue the Directors Retirement Plan. Under the terms adopted by the Board, all benefit accruals relating to years of service through the date of discontinuation were frozen; in addition, participation by any individual not then an outside director was prohibited. During 1998, the Board determined to further amend the Plan to provide, in lieu of payments of benefits in quarterly installments, a lump sum payment equivalent to the present value of the product of the "Applicable Stipend" times the "Applicable Period." The "Applicable Period" is a period of years equal to the lesser of (a) the actual number of years and portions thereof, rounded upwards to the nearest six months, during which such director served as an outside director, and (b) ten years. The "Annual Stipend" definition was recently amended to be $25,000. The present value will be computed on the basis of the actuarial equivalent of the stream of payments represented by the Applicable Stipend paid in quarterly installments over a period of time equal to the Applicable Period.

       Currently, only Messrs. Cook and Elliott are entitled to receive any benefits under the Directors Retirement Plan. In February 1999, the Company agreed to pay Mr. Graves $64,319 in liquidation of his interests with respect to any future benefits under the Directors Retirement Plan; this amount represented a discounted present value of the actuarial equivalent of Mr. Graves' potential benefits under the plan as computed by the Company.

       NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. As a means to attract and recruit qualified new directors and to retain capable directors in a manner that promotes ownership of a proprietary interest in the Company, the Input/Output, Inc. Amended and Restated 1996 Non-Employee Director Stock Option Plan (the "Directors Plan") was adopted in 1996. In 1998, the Company's stockholders approved certain amendments to the plan, increasing the total shares of Common Stock authorized for issuance under the Directors Plan to 700,000 shares.

       Under the terms of the Directors Plan, each non-employee director of the Company is to be granted an option to purchase 20,000 shares of Common Stock on the date that person commences serving as a non-employee director. Afterwards, the non-employee director will be entitled to receive options to purchase 10,000 shares on the first business days of each November following such initial 20,000 share grant. The initial 20,000 share grant vests in 33.33% installments on the first, second and third anniversary dates of the initial grant; the first 10,000 share grant after the initial grant vests in 50% installments on the first and second anniversary dates of such grant; and the second 10,000 share grant after the initial grant will be fully exercisable on and after the first anniversary date of such grant. Any subsequent annual grants are each fully exercisable on their dates of grant. Messrs. Wallace, Lapeyre, Smith and Baldwin were each granted 20,000-share options effective upon their appointment to the Board during fiscal 1999 and in June 1999, respectively. See "Management".

       The Directors Plan also provides for discretionary grants of stock options to Non-Employee Directors as determined from time to time by the Board. See "- Employment and Compensation Agreements" above.

       As of August 1, 1999, the Company had options covering 504,500 shares of Common Stock available for future grant under the Directors Plan.

                    VOTING AND STOCK OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

       At the Record Date, there were outstanding 50,667,631 shares of Common Stock which were held of record by 507 stockholders, and the Company believes that there were approximately 17,973 beneficial owners of Common Stock on such date. Each share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

       The following table sets forth certain information with regard to the beneficial ownership as of July 31, 1999 of Common Stock by (i) all persons known by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock or Preferred Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer of the Company and (iv) all executive officers and directors as a group (14 persons).

                                                         COMMON STOCK                              PREFERRED STOCK
                                           ----------------------------------------     -------------------------------------
  NAME OF BENEFICIAL OWNER(1)              NUMBER OF SHARES(1)     PERCENT OF CLASS     NUMBER OF SHARES     PERCENT OF CLASS
  ---------------------------              -------------------     ----------------     ----------------     ----------------
  PRIMECAP Management Company                   4,149,000                8.2%                   --                   --
     225 S. Lake Avenue
     Pasadena, CA 91101-3005

  J. P. Morgan & Co., Inc.                      3,600,000                7.1%                   --                   --
     60 Wall Street
     New York, NY 10260

  Merrill Lynch & Co., Inc.                     2,915,000                5.8%                   --                   --
     800 Scudders Mill Road
     Plainsboro, NJ 08536

  The Laitram Corporation                       5,794,000               11.4%                   --                   --
     220 Laitram Lane
     Harahan, LA 70123

  SCF-IV, L.P.                                         --(10)             -- (10)           40,000(10)              100%
     600 Travis, Suite 6600
     Houston, TX 77002

  James M. Lapeyre, Jr.                            98,500                0.2%                   --                   --

  Sam K. Smith (2)                                  3,556                 *                     --                   --

  David C. Baldwin (10)                                --                 --                    --                   --

  Axel M. Sigmar (3)                              272,475                0.5%                   --                   --

  Robert P. Brindley (4)                          189,165                0.4%                   --                   --

  Roy Kelm                                             --                 --                    --                   --

  Rex K. Reavis (5)                                 8,500                 *                     --                   --

  Ernest E. Cook (6)                               69,533                0.1%                   --                   --

  Theodore H. Elliott, Jr. (7)                     89,833                0.2%                   --                   --

  G. Thomas Graves III (8)                         88,333                0.2%                   --                   --

  William F. Wallace                                   --                 --                    --                   --

  W. J. "Zeke" Zeringue (9)                        63,488                0.1%                   --                   --

  All officers and directors as a group           901,442                1.8%                   --                   --
  (14 persons) (11)

  ------------
  *Less than 0.1%.

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table also includes shares of Common Stock held by wives and minor children of such persons and corporations and partnerships in which such persons hold a controlling interest, but excludes any controlling interest which may be deemed solely to exist by virtue of such person being a director of a corporation.

(2) Represents shares issued as compensation to Mr. Smith pursuant to his Consulting Agreement with the Company. See "Remuneration of Directors and Officers - Employment and Consulting Agreements.

(3) Includes 166,000 shares which are subject to a currently exercisable option granted under the Amended and Restated 1990 Stock Option Plan. Includes 165,733 shares which are subject to currently exercisable options granted under the Amended and Restated 1990 Stock Option Plan.

(4) Includes 165,733 shares which are subject to currently exercisable options granted under the Amended and Restated 1990 Stock Option Plan.

(5) Includes 7,500 shares which are subject to currently exercisable options granted under the Amended and Restated 1990 Stock Option Plan.

(6) Includes 18,166 shares which are subject to currently exercisable options granted under the 1991 Directors Stock Option Plan and the Amended and Restated 1996 Non-Employee Directors Stock Option Plan.

(7) Includes 40,666 shares which are subject to currently exercisable options granted under the 1991 Directors Stock Option Plan and the Amended and Restated 1996 Non-Employee Directors Stock Option Plan.

(8) Includes 38,160 shares which are subject to currently exercisable options granted under the 1991 Directors Stock Option Plan and the Amended and Restated 1996 Non-Employee Directors Stock Option Plan.

(9)  Includes 53,000 shares of restricted stock.

(10) The Preferred Stock may be converted into an aggregate of 5,000,000 shares of Common Stock (based upon the current conversion price of $8.00 per share) upon the earlier to occur of the third anniversary of the issuance of the Preferred Stock or a change of control (as defined) of the Company, and is mandatorily convertible on May 7, 2004. David C. Baldwin, the designee of the holder of the Preferred Stock to the Company's Board of Directors, is a managing director of SCF Partners, an affiliate of SCF-IV, L.P. Mr. Baldwin disclaims any beneficial ownership of the Preferred Stock or the Common Stock into which it may be converted. Each share of Preferred Stock is currently entitled to 125 votes on each matter presented at the Annual Meeting.

(11) Includes an aggregate of 356,833 shares which are subject to currently exercisable options granted under the Amended and Restated 1990 Stock Option Plan and 203,999 shares which are subject to currently exercisable options granted under the 1991 Directors Stock Option Plan and the Amended and Restated 1996 Non-Employee Directors Stock Option Plan.


       SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 (the 1934 Act) requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission
(SEC) initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely upon its review of Forms 3, 4 and 5 provided to the Company, during the fiscal year ended May 31, 1999, the Company believes that, due to inadvertent administrative oversights, certain of the Company's officers and directors failed to file Forms 5 with respect to options granted during fiscal 1999. Each late filing represented one transaction. To correct the error in August 1999, Messrs. Sigmar, Connolly, Kelm, Reavis and Reichart filed Forms 4 with regard to their options to purchase 400,000, 20,000, 50,000, 50,000 and 50,000 shares of Common Stock, respectively, granted in February and

March 1999. Similarly, in August 1999, each of Messrs. Cook, Elliott, Graves and Wallace filed Forms 4 with regard to options to purchase 10,000 shares of common stock under the Company's Amended and Restated 1996 Non-Employee Directors Stock Option Plan in November 1998, and Mr. Lapeyre filed a Form 4 with regard to options to purchase 20,000 shares of Common Stock granted under the same plan in December 1998.

                              CERTAIN TRANSACTIONS

       In connection with the Company's acquisition of DigiCourse, Inc. in November 1998, the Company entered into a Continued Services Agreement with The Laitram Corporation ("Laitram"), under which Laitram agreed to provide accounting, software, manufacturing and maintenance services to the Company. Mr. Lapeyre, the Company's Chairman of the Board, is the chairman and principal stockholder of Laitram. Under the terms of the Service Agreement, Laitram bills the Company for facility lease and machine shop services rendered on a monthly basis. In the fiscal year ended May 31, 1999, the Company paid Laitram an aggregate of $2,677,730 under the Continued Services Agreement. The facility lease portion of the Service Agreement has a term of three years expiring September 30, 2001 and the machine shop agreement has a term of one year ending on November 17, 1999.

                  STOCKHOLDER PROPOSALS AT 2000 ANNUAL MEETING

       The Board presently intends to hold the Company's next Annual Meeting of Stockholders on or about September 25, 2000. A proxy statement and notice of this meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in the Company's proxy statement for the 2000 Annual Meeting of Stockholders, a proposal of a stockholder must be received by the Company at its principal executive offices in Stafford, Texas, by May 1, 2000. All stockholder proposals of this nature must comply with SEC Rule 14a-8 under the 1934 Act.

       In addition, in order for a stockholder proposal to be raised from the floor during the next year's annual meeting, written notice about that proposal must be received by the Company by no later than May 1, 2000 and must contain the necessary information as required by the Company's bylaws. In order for a stockholder to make a director nomination at an annual meeting, it is necessary to notify the Company not fewer than 120 days in advance of the day specified in the Proxy Statement for this year's Annual Meeting.

       Since August 27, 1999 is specified as the mailing date in this year's Proxy Statement, in order for any nomination notice or stockholder proposal to be timely for next year's annual meeting, it must be received by the Company not later than May 1, 2000 (that is, 120 days prior to August 27). Also, the notice must meet the other requirements contained in the Company's bylaws. A copy of the relevant bylaw provisions containing the requirements for making stockholder proposals may be obtained by contacting the Company's corporate Secretary at the executive headquarters of the Company. Also, please refer to "Management-Meetings of Directors and Committees" for information about suggestions for nominations to the Board of Directors.

                                 OTHER MATTERS

       The Company will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Company will reimburse these brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. In addition, the Company has retained Kissel-Blake, Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $4,000 plus reimbursement of reasonable out-of-pocket expenses.

       The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

       The Annual Report of Stockholders for the fiscal year ended May 31, 1999, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Annual Meeting.

       Information contained in the Proxy Statement relating to the security holdings of and related information concerning directors and officers of the Company is based upon information received from the individual directors and officers.

       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                       By Order of the Board of Directors,



                                       Robert P. Brindley
                                       SECRETARY

Stafford, Texas
August 27, 1999

PROXY                          INPUT/OUTPUT, INC.                         PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS--SEPTEMBER 27, 1999

The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated August 24, 1999, and hereby appoints Axel M. Sigmar and Robert P. Brindley, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned's shares of common stock of Input/Output, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas 77477, on Monday, September 27, 1999 at 10:00 a.m. Central Daylight Time, and at any adjournments or postponements thereof.

     PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                             ENCLOSED ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


                  TRIANGLE   FOLD AND DETACH HERE   TRIANGLE

                                INPUT/OUTPUT, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                              ]

                                                            For  Withheld  For All
                                                            All     All     Except
1. Election of Directors.
   NOMINEES: Axel M. Sigmar and Sam K. Smith                //      //        //           --------------------------
                                                                                           Nominee's Excepted
PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE
ENCLOSED.  THIS PROXY WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF ALL NOMINEES IN ITEM 1, FOR THE PROPOSAL
SET FORTH IN ITEM 2 AND WILL GRANT DISCRETIONARY
AUTHORITY PURSUANT TO ITEM 3.  THIS PROXY WILL REVOKE
ALL PRIOR PROXIES SIGNED BY YOU.


                                                            For  Against   Abstain
2. The ratification of the appointment of KPMG Peat         //      //        //
   Marwick LLP as the Company's independent certified
   public accountants for the fiscal year ending
   May 31, 2000.

                                                            For  Against   Abstain
3. In their discretion, upon such other matters as          //      //        //
   may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES
AND PROPOSALS ABOVE AND IF NO SPECIFICATION IS MADE,
THE SHARES WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS.

Dated                                                , 1999
     ------------------------------------------------

-----------------------------------------------------------
                         Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

                  TRIANGLE   FOLD AND DETACH HERE   TRIANGLE


                            YOUR VOTE IS IMPORTANT!

        PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.